Exhibit 21.1

List of Subsidiaries Social Cube Inc. as of December 31, 2011:

1.

Gameclub.com Inc., a California corporation; and

2.

Asianet Co., Ltd., a company incorporated in the Republic of Korea (73% ownership interest).